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                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES DIVIDEND

     Madison Heights, MI. February 1, 2008 - PSB Group, Inc., (the "Company" --
OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today reported that the Board of Directors declared the payment of a quarterly cash dividend of $0.04 per share to Shareholders of PSB Group, Inc. Common Stock. The company will pay the first-quarter cash dividend to shareholders of record at the end of business on February 29, 2008. Shareholders will receive their dividend on March 14, 2008. Currently there are 3,072,002 common shares outstanding.

     PSB Group also announced that its subsidiary, Peoples State Bank, entered into a Memorandum of Understanding on January 29, 2008 with the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Services, which sets forth certain actions required to be taken by management of Peoples State Bank. A Memorandum of Understanding is characterized by regulatory authorities as an informal action that is neither published nor made publicly available by agencies and is used when circumstances warrant a milder form of action than a formal cease and desist order.

     Under the terms of the Memorandum of Understanding, Peoples State Bank must increase its total capital minus goodwill and unrealized securities gains or losses to a minimum of 8% to total bank assets within 120 days and may not declare or pay dividends without prior written approval of the FDIC and the Office of Financial and Insurance Services of Michigan. PSB Group may be restricted in its ability to pay dividends since its sole source of income is from dividends paid by its subsidiary Peoples State Bank. The bank must also complete certain actions within various timeframes. Some of the actions will be taken with regards to loan policies, credit approval and loan loss calculations. Most of the required items, with the exception of the requirement for capital, have already been taken.

     The PSB Group Board of Directors and the Peoples State Bank Board of Directors are both reviewing the options they have available to increase the capital of Peoples State Bank to the minimum of 8%. The bank will have to maintain or exceed the 8% minimum capital threshold throughout the period the Memorandum of Understanding is in force.

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900


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